EX-99.1

For:	Calavo Growers, Inc. (Nasdaq-GS: CVGW)

Contact:	Calavo Growers, Inc. Lee E. Cole Chairman, President and CEO (805)525-1245
CALAVO GROWERS, INC. ANNOUNCES
FISCAL 2011 FIRST QUARTER OPERATING RESULTS
Highlights Include:
•	Revenues Increase 36 Percent to $91.3 Million from $67.3 Million in Last Year’s Initial Quarter

•	Net Income Totals $2.3 Million, Equal to $0.16 Per Diluted Share

•	Fresh Product Segment Sales Rise 43 Percent On 24 Percent Growth in Total Units Sold

•	Selling, General & Administrative (SG&A) Expense As a Percentage of Revenues Decreases Approximately 220 Basis Points

•	Calavo CEO Reiterates Optimistic Outlook for Current Fiscal Year
SANTA PAULA, Calif. (March 2, 2011)—Calavo Growers, Inc. (Nasdaq-GS: CVGW), a global leader in avocado marketing and an expanding provider of other diversified fresh produce and prepared foods, today reported a solidly profitable fiscal 2011 first quarter on the strength of revenues that rose approximately 36 percent from the corresponding period last year.
     Net income for the three months ended Jan. 31, 2011 totaled $2.3 million, equal to $0.16 per diluted share, unchanged from the fiscal 2010 first quarter. Revenues of $91.3 million compare with $67.3 million in the one-year-earlier first quarter, advancing sharply principally as a result of higher sales of fresh avocados.
     Gross margin in the most recent quarter narrowed two percent to $8.7 million from $8.9 million in the like period of fiscal 2010 and was impacted by short-term factors in the CalavoFoods business unit elaborated upon below. First quarter operating income approximated $3.7 million, substantially unchanged from the like quarter of fiscal 2010.
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Calavo Reports Fiscal 2011 First Quarter Results/2-2-2
     Chairman, President and Chief Executive Officer Lee E. Cole stated: “Calavo began fiscal 2011 as anticipated by registering a successful first quarter, notable for the strong performance of our Fresh product business segment, which posted double-digit sales and unit growth to help drive results. In fresh avocados, specifically, we packed and shipped 35 percent more units year over year, paced by a significantly larger volume of first-quarter fruit originating from California and Mexico.
     “As well, the sales trend in other diversified fresh categories continued to edge higher in the most recent quarter from the first period last year. In addition to the traction gained by the company in those continuing categories, Calavo shipped its first melons during the initial quarter of 2011, further expanding its portfolio of diversified fresh products. While melons are expected to contribute only modest incremental unit volume initially, it is more significantly indicative of the company’s capabilities to source and fold complementary products into our existing sales and distribution infrastructure.”
     First-quarter Fresh product segment sales approximated $80.7 million, a 43 percent increase from $56.3 million in last year’s initial period. Sales were paced by a 24 percent increase in total units shipped. Fresh product gross margin totaled $6.1 million, equal to 7.6 percent of segment sales, in the most recent quarter. This compares with segment gross margin of $4.8 million, or 8.6 percent of Fresh product sales, in the fiscal 2010 first quarter.
     Sales in the CalavoFoods business segment totaled $10.7 million in the most recent quarter, a decline of approximately three percent from $11.0 million in the year-earlier first period. In an effort to enhance product safety and quality in the segment, the company implemented improvements in its manufacturing process during the first quarter. As a result, there was a temporary disruption
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Calavo Reports Fiscal 2011 First Quarter Results/3-3-3
which adversely impacted supply and sales in the segment. Additionally, higher fruit and production costs negatively impacted gross margin in the first quarter, which narrowed to $2.6 million, or 23.9 percent of segment sales, versus $4.1 million, equal to 36.9 percent, in the fiscal 2010 initial period.
     Cole indicated that “Calavo continued to do an outstanding job of managing costs in the first quarter,” with selling, general and administrative (SG&A) expense in the most recent period falling to $5.0 million from $5.2 million in fiscal 2010’s initial period, even as the company’s revenues rose $24 million year-over-year. Consequently, SG&A as a percentage of revenues declined approximately 220 basis points to 5.5 percent in the most recent period from 7.7 percent in the year-ago quarter. SG&A as a percentage of gross margin equaled 57.8 percent in the most recent period versus 58.2 percent one year earlier.
     At Jan. 31, 2011, total shareholders’ equity climbed $21.8 million to $93.3 million, which compares with $71.5 million at Jan. 31, 2010.
     “The strength of Calavo’s balance sheet provides us with ample financial resources and available borrowing capacity for organic growth, as well as strategic acquisitions, which we are pursuing aggressively,” Cole stated.
The Outlook Moving Forward
     “Calavo began fiscal 2011 in a favorable position, which underscores my confidence and enthusiasm for our prospects of success during the balance of the year,” Cole stated.
     Cole continued: “We will continue the focused implementation of our company’s proven business agenda. Our accomplishments in diversifying
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Calavo Reports Fiscal 2011 First Quarter Results/4-4-4
sourcing, expanding our product portfolio and leveraging infrastructure are evident in our sustained operating performance strength. Moreover, our multiple fresh-product sourcing channels and broader lineup of offerings help mitigate the cyclical gyrations inherent to the agribusiness sector. This was evident in the most recent quarter when the strong showing in our fresh avocado and diversified produce segments contributed to our performance.
     “To that end, we expect revenue and profit growth in fiscal 2011 and beyond to be propelled by four principal drivers: fresh avocados, diversified products, CalavoFoods and opportunistic acquisitions. Our formidable sales, marketing and distribution infrastructure enable us to fold in complementary diversified fresh produce items without incurring capital expense while benefiting our unit-driven business model and gross margin profile.”
     The Calavo CEO stated: “With respect to acquisitions, we are vigorously pursuing transactions that fit our strategic criteria and will be accretive to revenues and net income. Calavo possesses the proven operating expertise, as well as the financial resources, to consummate and integrate a significant and complementary transaction.
     “I am looking forward with anticipation to building upon Calavo’s considerable strengths, and for fiscal 2011 to be once again a year of considerable accomplishment for our company,” Cole concluded.
About Calavo
Calavo Growers, Inc. is the worldwide leader in the procurement and marketing of fresh avocados and commodity produce, as well as the manufacturing and distribution of prepared avocado and other food products, including refrigerated fresh salsa and guacamole hummus. Founded in 1924, Calavo’s expertise in marketing and distributing avocados, processed avocados,
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Calavo Reports Fiscal 2011 First Quarter Results/5-5-5
and other perishable products enables it to serve food distributors, produce wholesalers, supermarkets and restaurants on a global basis.
Safe Harbor Statement
This news release contains statements relating to future events and results of Calavo (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Actual results and events may differ from those projected as a result of certain risks and uncertainties. These risks and uncertainties include but are not limited to: increased competition, conducting substantial amounts of business internationally, pricing pressures on agricultural products, adverse weather and growing conditions confronting avocado growers, new governmental regulations, as well as other risks and uncertainties detailed from time to time in the company’s Securities and Exchange Commission filings, including, without limitation, the company’s Annual Report on Form 10-K for the year ended October 31, 2010. These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
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CALAVO GROWERS, INC.
CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(in thousands)

	January 31,	October 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$936	$1,064
Accounts receivable, net of allowances of $1,366 (2011) and $1,372 (2010)	36,704	31,743
Inventories, net	15,721	14,831
Prepaid expenses and other current assets	7,964	8,424
Advances to suppliers	368	1,598
Income taxes receivable	2,439	1,816
Deferred income taxes	2,336	2,336

Total current assets	66,468	61,812
Property, plant, and equipment, net	41,403	41,059
Investment in Limoneira Company	38,893	34,986
Investment in unconsolidated subsidiaries	2,101	2,016
Goodwill	4,085	4,085
Other assets	6,083	6,240

	$159,033	$150,198

Liabilities and shareholders’ equity
Current liabilities:
Payable to growers	$4,013	$11,208
Trade accounts payable	2,650	2,839
Accrued expenses	16,646	15,353
Short-term borrowings	24,740	8,150
Dividend payable	—	8,092
Current portion of long-term obligations	1,370	1,369

Total current liabilities	49,419	47,011
Long-term liabilities:
Long-term obligations, less current portion	6,071	6,089
Deferred income taxes	9,711	8,266

Total long-term liabilities	15,782	14,355
Commitments and contingencies
Noncontrolling interest	554	575
Total Calavo Grower’s shareholders’ equity	93,278	88,257

	$159,033	$150,198

CALAVO GROWERS, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(in thousands, except per share amounts)

	Three months ended
	January 31,
	2011	2010
Net sales	$91,319	$67,320
Cost of sales	82,650	58,445

Gross margin	8,669	8,875
Selling, general and administrative	5,015	5,164

Operating income	3,654	3,711
Interest expense	(204)	(229)
Other income, net	226	265

Income before provision for income taxes	3,676	3,747
Provision for income taxes	1,386	1,473

Net income	2,290	2,274
Add: Net loss attributable to noncontrolling interest	21	—

Net income attributable to Calavo Growers, Inc.	$2,311	$2,274

Calavo Growers, Inc.’s net income per share:
Basic	$0.16	$0.16

Diluted	$0.16	$0.16

Number of shares used in per share computation:
Basic	14,723	14,505

Diluted	14,736	14,572

CALAVO GROWERS, INC.
NET SALES AND GROSS MARGIN BY BUSINESS SEGMENT (UNAUDITED)
(All amounts in thousands)

	Fresh	Calavo-
	products	Foods	Total
Three months ended January 31, 2011
Net sales	$80,656	$10,663	$91,319
Cost of sales	74,538	8,112	82,650

Gross margin	$6,118	$2,551	$8,669

Three months ended January 31, 2010
Net sales	$56,337	$10,983	$67,320
Cost of sales	51,518	6,927	58,445

Gross margin	$4,819	$4,056	$8,875

For three months ended January 31, 2011 and 2010, inter-segment sales and cost of sales for Fresh products totaling $4.3 million and $3.7 million were eliminated. For three months ended January 31, 2011 and 2010, inter-segment sales and cost of sales for CalavoFoods totaling $2.9 million and $2.2 million were eliminated.